UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 6, 2014

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	000-06253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas	71601
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (870) 541-1000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 6, 2014, the registrant entered into a definitive agreement and plan of merger (the “Agreement) between the Registrant and Community First Bancshares, Inc. (“Community First”), headquartered in Union City Tennessee, including its wholly-owned bank subsidiary First State Bank (“First State”), to acquire all of the outstanding common stock of Community First for approximately $243.4 million (based on the registrant’s closing price on May 5, 2014), subject to potential adjustments.

Under the terms of the Agreement, each outstanding share of common stock and equivalents of Community First will be converted into the right to receive shares of the registrant’s common stock.  The number of shares to be issued is fixed with an exchange ratio of 17.8975 shares of the registrant’s stock for each share of Community First stock.  The transaction is subject to approval by certain bank regulatory agencies and other customary closing conditions, including approval by the shareholders of both Community First and the registrant.  Upon closing, Community First will merge into the registrant.  The transaction is expected to close during the fourth quarter of 2014.

The foregoing description of the Agreement and the transactions contemplated therein does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Agreement with which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

Exhibit 10.1	Agreement and Plan of Merger by and between Simmons First National Corporation and Community First Bancshares, Inc., dated as of May 6, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simmons First National Corporation
(Registrant)

May 9, 2014                                                              /s/ Robert A. Fehlman
(Date)                                                                         Robert A. Fehlman
Senior Executive Vice President,
Chief Financial Officer & Treasurer